Exhibit 10.31

November 18, 2013

MPLX LP
Amendment to Outstanding Phantom Unit Award Agreement

THIS AMENDMENT is adopted this November 18, 2013, by MPLX GP LLC, a Delaware limited liability company (the "Company"), the general partner of MPLX LP, a Delaware limited partnership (the "Partnership").

W I T N E S S E T H:

WHEREAS: The Company sponsors the MPLX LP 2012 Incentive Compensation Plan (the "Plan") for and on behalf of the Partnership and per the terms of the Plan, Award Agreements under the Plan may be amended or modified if evidenced by a resolution of the Board of the Company; and

WHEREAS: Garry L. Peiffer, President and a Director of the Company, has notified the Company that he will retire as President of the Company, effective January 1, 2014; and

WHEREAS: In light of Mr. Peiffer's leadership and service to the Partnership in its first full year of operations, the Board of Directors of the Company has resolved to amend the outstanding Award Agreement that evidences a February 27, 2013, grant of 9,706 phantom partnership units ("Phantom Units") to Mr. Peiffer under the Plan (the "Phantom Unit Award Agreement") to provide for accelerated vesting of all outstanding Phantom Units upon his retirement in good standing effective on or after January 1, 2014, and the board has authorized Gary R. Heminger, Chairman of the Board and Chief Executive Officer, to execute this Amendment to the Phantom Unit Award Agreement; and

WHEREAS: This Amendment does not adversely affect the rights of Mr. Peiffer under the Phantom Unit Award Agreement.

NOW THEREFORE: Effective as of November 18, 2013, the Phantom Unit Award Agreement is hereby amended and the following provision shall apply to such Phantom Unit Award Agreement:

Notwithstanding any other provision of this Award Agreement to the contrary, all outstanding Phantom Units shall immediately vest in full upon termination of the Participant's Employment due to Retirement in good standing effective on or after January 1, 2014; provided, however, that the Participant must be in continuous Employment until January 1, 2014, in order for the Phantom Units to vest. If the Employment of the Participant is terminated for any reason (including earlier Retirement) other than death or for a Qualified Termination prior to January 1, 2014, any Phantom Units that have not vested as of the date of such termination of Employment shall be forfeited to the Partnership.

The Phantom Unit Award Agreement is hereby amended in full force and effect as of the date hereof.

[SIGNATURE PAGE TO FOLLOW]

November 18, 2013

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the day and year first above written.

MPLX GP LLC

By:	/s/ Gary R. Heminger
Gary R. Heminger Chairman and Chief Executive Officer